Exhibit 12.1
Altra Holdings, Inc.
Computation of Ratio of Earnings to Fixed Charges
     The ratio of earnings to fixed charges is determined using the following applicable factors:
     Earnings is the amount of income before income taxes, discontinued operations, cumulative effect of change in accounting principle charges, and fixed charges, as defined below.
     Fixed charges is the sum of (i) interest expense and (ii) a portion of rental expense which we believe is representative of the interest component of rental expense.
     The table also includes the computation of the ratio of earnings to fixed charges for our predecessor, Power Transmission Holding LLC, for the period from January 1, 2004 through November 30, 2004.

												Period from
	Nine										Period from	January 1,
	Months										December 1,	2004 to
	Ended										2004 to	November 30,
	September 26,		Fiscal Year Ended December 31,								December 31,	2004
($ in Thousands) (Unaudited)	2009		2008		2007		2006		2005		2004	Predecessor
Earnings
Net Income (loss)	$300		$6,494		$11,511		$10,363		$4,444		$(5,762)	$6,895
Adjustments to Net Income (loss):
(Gain) loss from discontinued operations	—		(224)		2,001		—		—		—	—
Interest expense, net	18,879		28,339		38,554		23,522		17,065		1,410	4,294
Interest component of operating rental expense	328		437		356		528		344		56	440
Income taxes	(143)		16,731		8,208		6,352		3,917		(221)	5,532

EARNINGS	$19,364		$51,777		$60,630		$40,765		$25,770		$(4,517)	$17,161

Fixed Charges
Interest expense, net	$18,879		$28,339		$38,554		$23,522		$17,065		$1,410	$4,294
Interest component of operating rental expense	328		437		356		528		344		56	440

TOTAL FIXED CHARGES	$19,207		$28,776		$38,910		$24,050		$17,409		$1,466	$4,734

RATIO OF EARNINGS TO FIXED CHARGES	1.01	x	1.80	x	1.56	x	1.70	x	1.48	x	*	3.63	x

* Insufficient earnings to cover fixed charges	$—		$—		$—		$—		$—		$(5,983)	$—
     For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated are identical to the ratios presented in the table above.